FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 26, 2020	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2021;

DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, OCTOBER 27, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2021 of $10.0 million, an increase of $2.2 million, or 27.6%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, and a decrease in provision for loan losses, partially offset by increases in noninterest expense and provision for income taxes. Preliminary net income was $1.09 per fully diluted common share for the first quarter of fiscal 2021, an increase of $.24 as compared to the $.85 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2021:

•Annualized return on average assets was 1.57%, while annualized return on average common equity was 15.6%, as compared to 1.40% and 13.0%, respectively, in the same quarter a year ago, and 1.10% and 10.8%, respectively, in the fourth quarter of fiscal 2020, the linked quarter.

•Earnings per common share (diluted) were $1.09, up $.24, or 28.2%, as compared to the same quarter a year ago, and up $.33, or 43.4%, from the fourth quarter of fiscal 2020, the linked quarter.

•Provision for loan losses was $774,000, a decrease of $122,000, or 13.6%, as compared to the same period of the prior year, and down $1.1 million, or 58.6%, as compared to the fourth quarter of fiscal 2020, the linked quarter. Nonperforming assets were $11.3 million, or 0.44% of total assets, at September 30, 2020, as compared to $11.2 million, or 0.44% of total assets, at June 30, 2020, and $17.9 million, or 0.80% of total assets, at September 30, 2019, one year prior.

•In what is usually the Company’s strongest quarter of the year for loan growth, net loan growth for the first quarter of fiscal 2021 was $8.5 million, resulting from a relatively small increase of $18.0 million in gross loan balances receivable, partially offset by an increase of $9.5 million in our allowance for credit losses, as the Company adopted ASU 2016-13, Financial Instruments – Credit Losses, effective with the beginning of our 2021 fiscal year. See further discussion below.

•Deposit balances decreased $16.8 million in the first quarter of fiscal 2021. Typically, the first quarter of the fiscal year is the weakest for the Company’s deposit growth, and this weakness was somewhat more pronounced this year, as depositors had little appetite for certificates of deposit, and growth in nonmaturity balances slowed after significant increases in the final two quarters of the prior fiscal year.

•Net interest margin for the first quarter of fiscal 2021 was 3.73%, down from the 3.81% reported for the year ago period, and down from the 3.75% figure reported for the fourth quarter of fiscal 2020, the linked quarter. Discount accretion on acquired loan portfolios was slightly lower in the current quarter as compared to the linked quarter, and down more significantly as compared to the year ago period. Additionally, as compared to the linked and year-ago quarters, the Company noted reductions in interest income resulting from the resolution of loans that had been previously classified as nonaccrual.

•Noninterest income was up 41.6% for the first quarter of fiscal 2021, as compared to the year ago period, and was up 13.4% as compared to the fourth quarter of fiscal 2020, the linked quarter. The

Company continues to realize significantly increased gains on sales of residential mortgage loans originated for that purpose.

•Noninterest expense was up 9.3% for the first quarter of fiscal 2021, as compared to the year ago period, and was down 13.0% from the fourth quarter of fiscal 2020, the linked quarter. The linked quarter included significant non-recurring charges related to the May 2020 acquisition of Central Federal Bancshares and its subsidiary, the Central Federal Savings and Loan Association of Rolla (the “Central Federal Acquisition”).

Dividend Declared:

The Board of Directors, on October 20, 2020, declared a quarterly cash dividend on common stock of $0.15, payable November 30, 2020, to stockholders of record at the close of business on November 13, 2020, marking the 106th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Share Repurchase Program:

In November 2018, the Company announced a share repurchase plan under which it intended to repurchase up to 450,000, or 4.8% of the then-outstanding 9.3 million common shares. In March 2020, after having repurchased approximately 218,000 shares, the Company temporarily suspended activity under the repurchase program, as a result of the uncertainty triggered by the COVID-19 pandemic and its effect on the U.S. economy. On October 20, 2020, the Board of Directors approved the resumption of activity under the program. The shares will be purchased at prevailing market prices in the open market or in privately negotiated transactions, subject to availability and general market conditions. Repurchased shares will be held as treasury shares to be used for general corporate purposes.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 27, 2020, at 3:30 p.m., central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through November 9, 2020. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10149525.

Balance Sheet Summary:

The Company’s balance sheet was slightly lower at September 30, 2020, as compared to June 30, 2020, with total assets of $2.5 billion reflecting a decrease of $1.4 million, or 0.1%. Growth in net loan balances, accrued interest receivable, and other assets was offset by reductions in cash and cash equivalents, and available-for-sale (“AFS”) securities.

Cash equivalents and time deposits were a combined $42.9 million at September 30, 2020, a decrease of $12.4 million, or 22.4%, as compared to June 30, 2020. AFS securities were $175.5 million at September 30, 2020, a decrease of $1.0 million, or 0.6%, as compared to June 30, 2020.

Loans, net of the allowance for credit losses (ACL), were $2.2 billion at September 30, 2020, an increase of $8.5 million, or 0.4%, as compared to June 30, 2020. Gross loans increased by $18.0 million, or 0.8%, during the first three months of the fiscal year, while the ACL at September 30, 2020, reflected an increase of $9.5 million, as compared to the balance of our allowance for loan and lease losses (ALLL) at June 30, 2020. The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, effective as of July 1, 2020, the beginning of our 2021 fiscal year. Adoption resulted in an $8.9 million increase in the ACL, relative to the ALLL as of June 30, 2020, while provisioning in excess of net charge offs during the first quarter of fiscal 2021 increased the ACL by an additional $612,000, as compared to July 1, 2020. The increase in loan balances in the portfolio was primarily attributable to commercial loans and residential real estate loans, partially offset by modest declines in commercial real estate loans and drawn construction loan balances. Residential real estate loans increased on growth in 1- to 4-family residential lending, partially offset by a modest decline in multifamily real estate loans. Commercial loan balances increased primarily as a result of seasonal agricultural loan draws, partially offset by a reduction in commercial and industrial loan types, and in total, commercial loan balances remained relatively high compared to recent periods as a result of the Small Business Administration’s Paycheck Protection Program (PPP) loans, which totaled $133.7 million at September 30, 2020, as compared to $132.3 million at June 30, 2020. In early October, the Company began submitting applications to the SBA for forgiveness of the loans originated under the PPP program but, to date, relatively few have been submitted, and only a small percentage of those submitted have been processed by the SBA. Loans anticipated to fund in the next 90 days stood at $122.7 million at September 30, 2020, as compared to $86.6 million at June 30, 2020, and $101.7 million at September 30, 2019.

Nonperforming loans were $8.8 million, or 0.40% of gross loans, at September 30, 2020, as compared to $8.7 million, or 0.40% of gross loans at June 30, 2020, and $14.0 million, or 0.74% of gross loans at September 30, 2019. Nonperforming assets were $11.3 million, or 0.44% of total assets, at September 30, 2020, as compared to $11.2 million, or 0.44% of total assets, at June 30, 2020, and $17.9 million, or 0.80% of total assets, at September 30, 2019. The decrease in nonperforming loans over the previous twelve months was attributed primarily to the resolution of certain nonperforming loans acquired in the November 2018 acquisition of Gideon Bancshares and its subsidiary, First Commercial Bank (the “Gideon Acquisition”).

Our ACL at September 30, 2020, totaled $34.6 million, representing 1.59% of gross loans and 394.9% of nonperforming loans, as compared to an ALLL of $25.1 million, representing 1.16% of gross loans and 290.4% of nonperforming loans at June 30, 2020, and an ALLL of $20.7 million, or 1.09% of gross loans and 147.7% of nonperforming loans, at September 30, 2019. The ACL at September 30, 2020, also represented 1.69% of gross loans excluding PPP loans. The Company has estimated its credit losses as of September 30, 2020, under ASC 320-20, and management believes the allowance for credit losses as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of the COVID-19 pandemic and the aggregate impact that it will have on global and regional economies, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Management considered the impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, including our borrowers in the retail and multi-tenant retail industry, restaurants, and hotels.

As of September 30, 2020, loans for which payment deferrals and interest-only payment modifications remained in place included approximately 250 loans with balances totaling $93.6 million, as compared to approximately 900 loans with balances totaling $380.2 million with such deferrals or modifications in place at June 30, 2020. Details by loan type are included in the table at the conclusion of this document. These are loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers anticipated difficulties due to impact of the pandemic. Approximately $67.2 million in loans which remain under a payment deferral or interest-only modification at September 30, 2020, are scheduled to complete their deferral or modification period by October 31, 2020. Generally, deferrals were granted for three-month periods, while interest-only modifications were for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. These deferrals and modifications were made in compliance with provisions of the CARES Act that allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs), and the Company did not account for these loans as TDRs. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months as various relief provisions expire, or as communities where our borrowers operate experience increases in COVID-19 cases and reductions in business activity or employee attendance, or may be required by local authorities to restrict activity.

Total liabilities were $2.3 billion at September 30, 2020, a decrease of $3.1 million, or 0.1%, as compared to June 30, 2020.

Deposits were $2.2 billion at September 30, 2020, a decrease of $16.8 million, or 0.8%, as compared to June 30, 2020. This decrease reflected a decrease in time deposits, partially offset by an increase in nonmaturity deposits, and was inclusive of decreases of $16.9 million in public unit funds and $2.3 million in brokered time deposits. Public unit balances were $288.3 million at September 30, 2020, as public unit depositors partially reversed growth noted over recent quarters. Brokered time deposits were $21.0 million, and brokered money market deposits were $20.0 million, at September 30, 2020. In total, deposit balances saw decreases in certificates of deposit and non-interest bearing transaction accounts, partially offset by increases in savings accounts, interest-bearing transaction accounts, and money market deposit accounts. The average loan-to-deposit ratio for the first quarter of fiscal 2021 was 99.1%, as compared to 99.2% for the same period of the prior fiscal year.

FHLB advances were $85.6 million at September 30, 2020, an increase of $15.6 million, or 22.3%, as compared to June 30, 2020, with the increase primarily attributable to the Company’s use of overnight borrowings to fund increases in loans and outflows in deposits. The Company has continued to monitor the availability of the Federal Reserve’s PPP Lending Facility (PPPLF), but has not utilized it to date, given our improved liquidity position and the lack of attractive alternative investment options. Currently, the Company expects to process forgiveness applications for the majority of our outstanding PPP loans in the next several months, and will then assess the regulatory capital and liquidity considerations of the potential use of the PPPLF for any balances not forgiven and expected to remain outstanding for an additional 1.5 years or more.

The Company’s stockholders’ equity was $260.0 million at September 30, 2020, an increase of $1.6 million, or 0.6%, as compared to June 30, 2020. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by the one-time negative adjustment to retained earnings resulting from the adoption of the CECL standard.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2020, was $22.1 million, an increase of $2.5 million, or 12.8%, as compared to the same period of the prior fiscal year. The increase was attributable to a 15.2% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.73% in the current three-month period, from 3.81% in the same period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), the Gideon Acquisition, and the Central Federal Acquisition resulted in $339,000 in net interest income for the three-month period ended September 30, 2020, as compared to $508,000 in net interest income for the same period a year ago. The decline is attributable to expected reductions in discount accretion as additional time has elapsed since the loan portfolios were acquired and balances have declined, partially offset by the recent Central Federal acquisition, although the acquired loan book and resulting discount accretion from that acquisition is relatively small. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific credit impaired loans. Combined, these components of net interest income contributed six basis points to net interest margin in the three-month period ended September 30, 2020, as compared to a contribution of 10 basis points in the same period of the prior fiscal year, and as compared to the six basis point contribution in the linked quarter, ended June 30, 2020, when net interest margin was 3.75%. Additionally, in the year-ago and linked periods, the Company recognized additional interest income as a result of the resolution of a limited number of nonperforming loans, with no material contribution from similar resolutions in the current period. This recognition of $414,000 in interest income in the year-ago period, and $159,000 in the linked period, contributed eight and three basis points, respectively, to net interest margin in the year-ago and linked periods.

The provision for loan losses for the three-month period ended September 30, 2020, was $774,000, as compared to $896,000 in the same period of the prior fiscal year. The decrease as compared to the same quarter a year ago was attributable primarily to the current quarter’s relatively low loan growth and stable credit quality indicators quarter-over-quarter. While uncertainty remains regarding the economic environment resulting from the COVID-19 pandemic and the potential impact on the Company’s borrowers, the Company assesses that the outlook is little changed as compared to the quarter ended June 30, 2020. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.14% (annualized), while the Company recorded net charge offs during the period of 0.03% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.19% (annualized), while the Company recorded net charge offs of 0.02% (annualized).

The Company’s noninterest income for the three-month period ended September 30, 2020, was $4.9 million, an increase of $1.5 million, or 41.6%, as compared to the same period of the prior fiscal year. In the current period, increases in gains realized on the sale of residential real estate loans originated for that purpose, other income, loan servicing fees, other loans fees, and bank card interchange income were partially offset by decreases in deposit account service charges. Gains realized on the sale of residential real estate loans originated for that purpose increased as origination of these loans more than tripled, remaining consistent with the linked quarter, while pricing improved slightly. Our portfolio of serviced loans increased by 16% during the quarter, which increased servicing income through fees received and the recognition of mortgage servicing rights at origination. Other income included a $187,000 non-recurring benefit related to a broker-dealer agreement to provide wealth management services in a new market area, with no comparable item in the year-ago period. Bank card interchange income increased as a result of an 8% increase in the number of bank card transactions and a 17% increase in bank card dollar volume.

Noninterest expense for the three-month period ended September 30, 2020, was $13.5 million, an increase of $1.1 million, or 9.3%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, provisioning for off-balance sheet credit exposure, deposit insurance premiums, data processing expenses, and occupancy, partially offset by a reduction in other expenses, which included a variety of relatively small items that trended lower, including the costs of providing rewards checking products, employee travel expenses, and customer entertainment. Included in compensation expense was $150,000 in non-recurring expense related to the hiring of an investment representative for the Company’s wealth management group; otherwise, the increase over the prior year primarily reflected standard increases in compensation and an increase in employee headcount over the prior year, due in part to the Central Federal Acquisition, as well as a de novo branch opened early in the quarter. Data processing and occupancy expenses also increased in part due to the new facilities, while data processing expenses have also been higher since the implementation of a new data processing environment in the first half of fiscal 2020. Deposit insurance premiums reflected a return to a normalized level of premiums after the Company benefited from one-time assessment credits for much of the prior fiscal year. The efficiency ratio for the three-month period ended September 30, 2020, was 50.0%, as compared to 53.6% in the same period of the prior fiscal year, with the improvement attributable primarily to the current period’s increase in noninterest income.

The income tax provision for the three-month period ended September 30, 2020, was $2.7 million, an increase of 39.0% as compared to the same period of the prior fiscal year, as higher pre-tax income combined with an increase in the effective tax rate, to 21.6%, as compared to 20.2% in the same period a year ago. While the Company generated higher levels of pre-tax income, investments in tax-advantaged assets were modestly reduced, resulting in a higher effective tax rate.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2020	2020	2020	2019	2019

Cash equivalents and time deposits	$ 42,850	$ 55,219	$ 57,078	$ 42,015	$ 32,394
Available for sale (AFS) securities	175,528	176,524	180,592	175,843	171,006
FHLB/FRB membership stock	11,956	10,753	13,054	12,522	12,083
Loans receivable, gross	2,185,113	2,167,067	1,991,328	1,943,599	1,895,207
Allowance for loan losses	34,650	25,138	23,508	20,814	20,710
Loans receivable, net	2,150,463	2,141,929	1,967,820	1,922,785	1,874,497
Bank-owned life insurance	43,644	43,363	39,095	38,847	38,593
Intangible assets	21,582	21,789	21,573	22,423	22,889
Premises and equipment	64,430	65,106	64,705	65,006	65,480
Other assets	30,281	27,474	30,531	32,408	34,265
Total assets	$ 2,540,734	$ 2,542,157	$ 2,374,448	$ 2,311,849	$ 2,251,207

Interest-bearing deposits	$ 1,861,051	$ 1,868,799	$ 1,738,379	$ 1,691,010	$ 1,663,874
Noninterest-bearing deposits	307,023	316,048	233,268	223,604	208,646
FHLB advances	85,637	70,024	123,361	114,646	103,327
Note payable	-	-	3,000	3,000	3,000
Other liabilities	11,880	13,797	11,469	15,627	15,030
Subordinated debt	15,168	15,142	15,118	15,093	15,068
Total liabilities	2,280,759	2,283,810	2,124,595	2,062,980	2,008,945

Total stockholders' equity	259,975	258,347	249,853	248,869	242,262

Total liabilities and stockholders' equity	$ 2,540,734	$ 2,542,157	$ 2,374,448	$ 2,311,849	$ 2,251,207

Equity to assets ratio	10.23%	10.16%	10.52%	10.76%	10.76%

Common shares outstanding	9,126,625	9,127,390	9,128,290	9,206,783	9,201,783
Less: Restricted common shares not vested	27,260	28,025	28,925	24,900	25,975
Common shares for book value determination	9,099,365	9,099,365	9,099,365	9,181,883	9,175,808

Book value per common share	$ 28.57	$ 28.39	$ 27.46	$ 27.10	$ 26.40
Closing market price	23.58	24.30	24.27	38.36	36.43

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2020	2020	2020	2019	2019

Nonaccrual loans	$ 8,775	$ 8,657	$ 11,428	$ 10,419	$ 14,021
Accruing loans 90 days or more past due	-	-	-	1	-
Total nonperforming loans	8,775	8,657	11,428	10,420	14,021
Other real estate owned (OREO)	2,466	2,561	3,401	3,668	3,820
Personal property repossessed	9	9	38	26	71
Total nonperforming assets	$ 11,250	$ 11,227	$ 14,867	$ 14,114	$ 17,912

Total nonperforming assets to total assets	0.44%	0.44%	0.63%	0.61%	0.80%
Total nonperforming loans to gross loans	0.40%	0.40%	0.57%	0.54%	0.74%
Allowance for loan losses to nonperforming loans	394.87%	290.38%	205.71%	199.75%	147.71%
Allowance for loan losses to gross loans	1.59%	1.16%	1.18%	1.07%	1.09%

Performing troubled debt restructurings (1)	$ 7,923	$ 8,580	$ 14,196	$ 14,814	$ 12,432

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2020	2020	2020	2019	2019

Interest-bearing cash equivalents	$ 19,768	$ 10,380	$ 7,363	$ 6,322	$ 7,001
AFS securities and membership stock	181,535	188,497	184,389	183,748	179,623
Loans receivable, gross	2,162,125	2,127,181	1,950,887	1,903,230	1,865,344
Total interest-earning assets	2,363,428	2,326,058	2,142,639	2,093,300	2,051,968
Other assets	174,574	194,651	180,981	184,028	184,415
Total assets	$ 2,538,002	$ 2,520,709	$ 2,323,620	$ 2,277,328	$ 2,236,383

Interest-bearing deposits	$ 1,865,637	$ 1,838,606	$ 1,729,327	$ 1,674,198	$ 1,660,994
Securities sold under agreements to repurchase	-	-	-	-	329
FHLB advances	70,272	83,130	83,916	99,728	82,192
Note payable	-	1,187	3,000	3,000	3,000
Subordinated debt	15,155	15,130	15,105	15,080	15,055
Total interest-bearing liabilities	1,951,064	1,938,053	1,831,348	1,792,006	1,761,570
Noninterest-bearing deposits	316,996	311,555	223,865	222,187	218,755
Other noninterest-bearing liabilities	14,672	15,937	17,634	17,533	16,014
Total liabilities	2,282,732	2,265,545	2,072,847	2,031,726	1,996,339

Total stockholders' equity	255,270	255,164	250,773	245,602	240,044

Total liabilities and stockholders' equity	$ 2,538,002	$ 2,520,709	$ 2,323,620	$ 2,277,328	$ 2,236,383

For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2020	2020	2020	2019	2019

Interest income:
Cash equivalents	$ 41	$ 18	$ 33	$ 31	$ 46
AFS securities and membership stock	1,024	1,146	1,218	1,194	1,236
Loans receivable	25,907	26,099	24,969	25,421	25,640
Total interest income	26,972	27,263	26,220	26,646	26,922
Interest expense:
Deposits	4,390	4,923	6,135	6,448	6,578
FHLB advances	380	398	439	573	522
Note payable	-	11	31	34	37
Subordinated debt	138	151	197	214	225
Total interest expense	4,908	5,483	6,802	7,269	7,362
Net interest income	22,064	21,780	19,418	19,377	19,560
Provision for loan losses	774	1,868	2,850	388	896
Noninterest income:
Deposit account charges and related fees	1,339	1,087	1,538	1,632	1,423
Bank card interchange income	830	954	719	651	751
Loan late charges	141	157	149	121	146
Loan servicing fees	310	248	(285)	103	130
Other loan fees	327	290	370	354	243
Net realized gains on sale of loans	1,206	977	178	203	273
Earnings on bank owned life insurance	280	266	247	253	254
Other noninterest income	508	380	313	357	270
Total noninterest income	4,941	4,359	3,229	3,674	3,490
Noninterest expense:
Compensation and benefits	7,720	7,698	7,521	6,993	7,125
Occupancy and equipment, net	1,970	1,887	1,780	1,769	1,852
Data processing expense	1,062	2,084	974	878	885
Telecommunications expense	315	314	309	320	320
Deposit insurance premiums	201	155	-	-	-
Legal and professional fees	198	318	229	239	184
Advertising	230	391	244	283	309
Postage and office supplies	193	219	224	178	183
Intangible amortization	380	448	441	441	441
Foreclosed property expenses	50	636	282	25	48
Provision for off-balance sheet credit exposure	226	132	300	362	(146)
Other noninterest expense	953	1,226	1,265	1,537	1,149
Total noninterest expense	13,498	15,508	13,569	13,025	12,350
Net income before income taxes	12,733	8,763	6,228	9,638	9,804
Income taxes	2,747	1,861	1,129	1,921	1,976
Net income	9,986	6,902	5,099	7,717	7,828
Less: distributed earnings to participating securities	4	-	-	-	-
Less: undistributed earnings to participating securities	26	-	-	-	-
Net income available to common shareholders	$ 9,956	$ 6,902	$ 5,099	$ 7,717	$ 7,828

Basic earnings per common share	$ 1.09	$ 0.76	$ 0.55	$ 0.84	$ 0.85
Diluted earnings per common share	1.09	0.76	0.55	0.84	0.85
Dividends per common share	0.15	0.15	0.15	0.15	0.15

Average common shares outstanding:
Basic	9,100,000	9,128,000	9,197,000	9,202,000	9,232,000
Diluted	9,101,000	9,130,000	9,205,000	9,213,000	9,244,000

Return on average assets	1.57%	1.10%	0.88%	1.36%	1.40%
Return on average common stockholders' equity	15.6%	10.8%	8.1%	12.6%	13.0%

Net interest margin	3.73%	3.75%	3.63%	3.70%	3.81%
Net interest spread	3.55%	3.56%	3.40%	3.47%	3.58%

Efficiency ratio	50.0%	59.3%	59.9%	56.5%	53.6%

	As of September 30, 2020			As of June 30, 2020
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

1- to 4-family residential loans	$ 438,496	$ 1,171	$ 8,805	$ 13,385	$ 21,194
Multifamily residential loans	196,997	-	12,278	1,912	28,101
Total residential loans	635,493	1,171	21,083	15,297	49,295
1- to 4-family owner-occupied construction loans	25,053	-	-	-	-
1- to 4-family speculative construction loans	11,961	-	-	-	-
Multifamily construction loans	39,102	-	-	-	31
Other construction loans	30,229	4,367	-	4,367	290
Total construction loan balances drawn	106,345	4,367	-	4,367	321
Agricultural real estate loans	182,602	1,967	1,415	2,803	5,537
Loans for vacant land - developed, undeveloped, and other purposes	58,015	-	1,203	106	4,196
Owner-occupied commercial real estate loans to:
Churches and nonprofits	19,900	-	1,449	-	4,213
Non-professional services	16,826	-	2,106	333	3,160
Retail	25,337	-	1,257	3,285	3,960
Automobile dealerships	21,544	-	-	-	3,977
Healthcare providers	7,869	-	330	-	334
Restaurants	46,161	-	5,694	22,988	10,745
Convenience stores	22,550	-	1,303	-	14,817
Automotive services	7,428	-	244	-	1,509
Manufacturing	18,669	-	7,262	4,938	3,140
Professional services	14,113	-	354	248	719
Warehouse/distribution	4,516	-	-	485	-
Grocery	5,548	-	26	-	26
Other	21,813	-	551	-	2,417
Total owner-occupied commercial real estate loans	232,274	-	20,576	32,277	49,017
Non-owner-occupied commercial real estate loans to:
Care facilities	33,246	-	-	-	15,943
Non-professional services	14,442	-	3,864	-	3,864
Retail	33,471	545	525	3,125	1,537
Healthcare providers	19,633	-	442	-	1,489
Restaurants	47,875	-	413	17,418	5,839
Convenience stores	8,983	-	-	-	1,285
Automotive services	7,173	-	-	-	-
Hotels	80,947	-	3,495	39,622	26,092
Manufacturing	5,170	-	-	-	2,011
Storage units	14,210	-	404	-	3,711
Professional services	12,084	-	460	-	723
Multi-tenant retail	77,428	-	14,872	21,817	35,791
Warehouse/distribution	26,146	-	2,953	141	3,809
Other	30,927	-	4,218	-	8,055
Total non-owner-occupied commercial real estate loans	411,735	545	31,646	82,123	110,149
Total commercial real estate	884,626	2,512	54,840	117,309	168,899

	As of September 30, 2020			As of June 30, 2020
Loan portfolio balances and CARES Act modifications, continued	Balance	Payment	Interest-only	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

Home equity lines of credit	42,523	-	-	91	-
Deposit-secured loans	4,803	-	1	45	1
All other consumer loans	33,580	83	92	1,319	199
Total consumer loans	80,906	83	93	1,455	200
Agricultural production and equipment loans	121,298	351	84	400	586
Loans to municipalities or other public units	10,087	-	-	-	-
Commercial and industrial loans to:	-	-	-
Forestry, fishing, and hunting	14,621	-	364	50	612
Construction	29,100	-	-	125	148
Finance and insurance	49,984	-	20	-	20
Real estate rental and leasing	27,198	-	54	-	1,299
Healthcare and social assistance	38,230	-	-	-	1,576
Accommodations and food services	31,772	-	707	175	2,595
Manufacturing	15,801	-	3,097	-	3,271
Retail trade	46,488	-	874	1,189	1,512
Transportation and warehousing	37,787	-	3,071	194	5,636
Professional services	8,762	-	12	-	12
Administrative support and waste management	9,164	-	-	-	1,962
Arts, entertainment, and recreation	4,274	585	27	732	27
Other commercial loans	37,016	8	238	179	741
Total commercial and industrial loans	350,197	593	8,464	2,644	19,411
Total commercial loans	481,582	944	8,548	3,044	19,997
Total gross loans receivable, excluding deferred loan fees	$ 2,188,952	$ 9,077	$ 84,564	$ 141,472	$ 238,712